Exhibit 99.1

Large Scale Biology Corporation (LSBC) Reports
Financial Results for Third Quarter 2005

VACAVILLE, CALIFORNIA, November 8, 2005 – Large Scale Biology Corporation (Nasdaq:LSBC) today reported results for the third quarter of 2005.

LSBC’s net loss on a GAAP basis was $3.3 million, or $0.10 per share, for the third quarter of 2005 compared to a net loss of $4.2 million, or $0.13 per share, for the third quarter of 2004.

Revenues for the third quarter of 2005 were $1.1 million, an increase of $0.6 million over the same period last year, and $0.4 million more than the second quarter of 2005.  The increase is primarily attributed to the receipt of a $0.4 million settlement with the National Institute of Environmental Health Sciences related to the termination of our contract with them on December 31, 2003.  Total operating costs and expenses on a GAAP basis were $3.8 million for the third quarter of 2005, a decrease of $0.9 million, or 19%, from the third quarter of 2004.

Large Scale Biology Corporation ended the quarter with approximately $0.1 million in cash and cash equivalents.

During the third quarter, LSBC entered into a three-year private equity agreement with a Southridge Capital Management LLC – advised fund, Brittany Capital Management Ltd. for a $15.0 million equity line of credit. Proceeds of the stock sales are expected by LSBC to be used primarily for the Company’s general working capital purposes. In conjunction with that agreement, on September 19, 2005, the Company filed a registration statement on SEC Form S-1 with respect to the resale of the Company’s common stock by Brittany purchased by the fund pursuant to LSBC’s put option. Following advice received from the SEC, the Company withdrew the S-1 registration. The private equity agreement was amended and restated on October 12, 2005, and the Company filed a new SEC Form S-1 registration statement on October 14, 2005. LSBC expects an amended S-1 registration to be effective within 60 days from October 14, 2005, subject to the SEC Staff’s review schedule.

As partial means for providing sufficient interim liquidity, following the close of the third quarter, on October 24, 2005, the Company received $500,000 of debt financing under a $1,500,000 short-term secured bridge loan agreement with Agility Capital, LLC. In addition, LSBC issued to Agility a ten-year warrant entitling Agility to purchase up to 750,000 shares of the Company’s common stock. Details of the financing transaction with Agility were filed on SEC Form 8-K on October 28, 2005.

“Our equity and debt financing efforts are geared specifically to help bridge our needs prior to business and partnership opportunities, “ said LSBC President and CEO, Kevin J. Ryan.

Third quarter 2005 and current highlights:

•	LSBC and Planet Biotechnology Inc. announced expansion of the companies’ biomanufacturing program to extract Planet’s lead product, CaroRx™, a plant-made antibody to control dental caries.

•

The Office of Orphan Products Development of the U.S. Food and Drug Administration (FDA) granted LSBC Orphan Drug Designation for its human Lysosomal Acid Lipase (LAL) potential enzyme therapeutic replacement product.

•

The Company secured an equity line of credit for up to $15,000,000 from Brittany Capital Management Ltd., the use of which requires an effective registration statement to be on file with the SEC. An additional $1,000,000 in bridge term loan financing was secured from LSBC’s CEO and Chairman.

•	The Company entered into a collaboration and license agreement with BioCatalytics, Inc.

•	The Company and Icon Genetics successfully completed the research phase of the collaborative biopharmaceutical program and are now entering the commercial phase of the collaboration.

•	The Company received $500,000 under a $1,500,000 short-term loan on October 24, 2005 from Agility Capital, LLC.

LSBC will also host a conference call on November 8, 2005, at 2:00 p.m. (Pacific). This call is open to the public and will be hosted by Kevin J. Ryan, President and Chief Executive Officer and Ronald J. Artale, Senior Vice President, Chief Operating Officer and Chief Financial Officer. To participate in this conference call in the U.S./Canada, dial (877) 337-8496, or outside the U.S., dial (706) 679-5296. The conference identification number is 1654729. A replay of the call will be available until 11:59 p.m. (Eastern), November 11, 2005, starting two hours after the call. For replay in the U.S./Canada, dial (800) 642-1687; outside of the U.S., dial (706) 645-9291; then enter the conference identification number 1654729. The call will also be webcast live over the internet by CCBN. To access this broadcast, please go to the Company’s website at www.lsbc.com. If you are unable to participate during the live webcast, the call will be archived on the LSBC web site through November 11, 2005.

About Large Scale Biology Corporation
Large Scale Biology Corporation uses its proprietary gene expression, molecular engineering and bioprocessing technologies to develop and manufacture therapeutic and industrial proteins, vaccines and diagnostic products for effective characterization and treatment of disease.  Corporate offices, R&D laboratories and Predictive Diagnostics, Inc. are headquartered in Vacaville, California, and the Company’s commercial-scale biomanufacturing facility is located in Owensboro, Kentucky. For more information about Large Scale Biology Corporation, visit the Company’s website at www.lsbc.com.

This news release contains forward-looking statements within the meaning of federal securities laws and are subject to the safe harbors under these laws.  Any statements that refer to expectations, projections, or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements involve risks, uncertainties and situations that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by these statements, including our dependence upon and our ability to enter into and maintain successful relationships with collaboration partners, creation of demand for products incorporating or made using our technologies, our ability to improve and keep our technologies competitive, delays or issues which may arise in securing FDA approval for certain products we develop, the actual clinical efficacy of such products, our ability to manage costs in ways that preserve our product pipeline and technology base and the requirement for substantial funding to conduct research and development and to expand commercialization activities. We cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this release. For a further list and description of such risks and uncertainties, see LSBC’s reports filed with the Securities and Exchange Commission, including Forms 10-K and 10-Q. Except as required by law, we do not undertake to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

LSBCTM is a trademark of Large Scale Biology Corporation.

Large Scale Biology Corporation
Condensed Consolidated Statements of Operations
Unaudited
(In thousands, except per share amounts)

	Three Months Ended Sept.30,		Nine Months Ended Sept.30,

	2005	2004	2005	2004

Revenues	$1,097	$523	$2,210	$1,204

Costs and expenses:
Development agreements	1,521	647	3,446	1,669
Research and development	906	2,304	4,728	6,823
General and administrative	1,151	1,761	4,297	5,325
Impairment of property	231	—	231	—

Total costs and expenses	3,809	4,712	12,702	13,817

Loss from operations	(2,712)	(4,189)	(10,492)	(12,613)
Interest income (expense), net	(571)	18	(1,097)	47

Net loss	$(3,283)	$(4,171)	$(11,589)	$(12,566)

Net loss per share - basic and diluted	$(0.10)	$(0.13)	$(0.37)	$(0.42)

Weighted average shares outstanding - basic and diluted	32,160	31,244	31,692	29,922

Large Scale Biology Corporation
Condensed Consolidated Balance Sheets
Unaudited
(In thousands)

	September 30, 2005	December 31, 2004

Assets
Current assets:
Cash and marketable securities	$85	$1,112
Other current assets	756	654

Total current assets	841	1,766
Property, plant, and equipment, net	6,446	7,798
Intangible and other assets, net	2,980	3,231

	$10,267	$12,795

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$2,190	$1,102
Current portion of debt	6,259	—
Deferred revenue and customer advances	56	28

Total current liabilities	8,505	1,130
Long-term debt	—	1,000
Accrued stock compensation	452	898
Deferred rent	374	336

Total liabilities	9,331	3,364
Stockholders’ equity	936	9,431

	$10,267	$12,795